                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                       INFORMATION STATEMENT PURSUANT TO
                             RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934/1/


                          Advanced Health Corporation
       -----------------------------------------------------------------
                               (Name of Issuer)

                          Common Stock $.01 Par Value
       -----------------------------------------------------------------
                        (Title of Class of Securities)

                                   00756H108
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                                (CUSIP Number)

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [x] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


_____________________

  /1/
  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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====================                             ==================
CUSIP No.  00756H108         13G                 Page 2 of 5 Pages
===================================================================
 1.  NAME OF REPORTING PERSONS                   David M. Knott
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

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 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                          (b) [x]

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 3.  SEC USE ONLY

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 4.  CITIZENSHIP OR PLACE OF ORGANIZATION  United States of America

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     NUMBER OF        5.   SOLE VOTING POWER:            488,000
      SHARES
                      ---------------------------------------------
   BENEFICIALLY       6.   SHARED VOTING POWER:          371,500
     OWNED BY
                      ---------------------------------------------
      EACH            7.   SOLE DISPOSITIVE POWER:       488,000
     REPORTING
                      ---------------------------------------------
    PERSON WITH       8.   SHARED DISPOSITIVE POWER:     371,500
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 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON:                                   859,500

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                [ ]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9        8.5%

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12.  TYPE OF REPORTING PERSON*                                IN

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1(a)      Name of Issuer:

               Advanced Health Corporation


Item 1(b)      Address of Issuer's Principal Executive offices:

               555 White Plains Road
               Tarrytown, New York 10591

Item 2(a)      Name of Person Filing:

               David M. Knott


Item 2(b)      Address of Principal Business Office or, if none, residence:

               485 Underhill Boulevard, Suite 205
               Syosset, New York 11791


Item 2(c)      Citizenship:

               United States of America


Item 2(d)      Title of Class of Securities:

               Common Stock $.01 Par Value


Item 2(e)      CUSIP Number:

               00756H108

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Item 3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a:

(a)   [ ]  Broker or dealer registered under Section 15 of the Exchange Act;
(b)   [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)   [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d)   [ ]  Investment company registered under Section 8 of the Investment Company
           Act;
(e)   [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)   [ ]  An employee benefit plan, or endowment fund in accordance with rule
           13d-1(b)(l)(ii)(F);
(g)   [ ]  A parent holding company, or control person, in accordance with Rule
           13d-1(b)(1)(ii)(G);
(h)   [ ]  A savings association as defined in Section 3(b) of the Federal Deposit
           Insurance Act;
(i)   [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant Rule 13d-1(c), check this box [x]

Item 4    Ownership:

          (a)  Amount Beneficially Owned:  859,500
          (b)  Percent of Class:           8.5.%
          (c)  Number of shares as to which such person has:
               (i)      Sole power to vote or to direct the vote               488,000
               (ii)     Shared power to vote or direct the vote                371,500
               (iii)    Sole power to dispose or to direct the disposition of  488,000
               (iv)     Shared power to vote or direct the disposition of      371,500

Item 5    Ownership of Five Percent or Less of a Class

          N/A

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Item 6    Ownership of More than Five Percent on Behalf of Another Person

          Persons, other than the Reporting Person hereunder, have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale, of the securities reported herein.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          N/A


Item 8    Identification and Classification of Members of the Group

          N/A


Item 9    Notice of Dissolution of Group

          N/A


Item 10   Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 3, 1999
                                              ----------------------------
                                                        Date

                                                  /s/ David M. Knott
                                              ----------------------------
                                                       Signature


                                                      David M. Knott
                                              ----------------------------
                                                       Name/Title